UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

NRG YIELD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Client Id: 80 THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT NYLD - Q4 2014 NRG Yield Inc Earnings Call EVENT DATE/TIME: FEBRUARY 27, 2015 / 3:30PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 80 C O R P O R A T E P A R T I C I P A N T S Chad Plotkin NRG Yield, Inc. - VP, IR David Crane NRG Yield, Inc. - President, CEO, and Director Kirk Andrews NRG Yield, Inc. - EVP, CFO, and Director C O N F E R E N C E C A L L P A R T I C I P A N T S Matt Tucker KeyBanc Capital Markets - Analyst Julien Dumoulin-Smith UBS - Analyst Angie Storozynski Macquarie Research Equities - Analyst Brian Chin BofA Merrill Lynch - Analyst P R E S E N T A T I O N Operator Good day, ladies and gentlemen, and welcome the NRG Yield fourth-quarter 2014 earnings conference call. (Operator Instructions) As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference, Chad Plotkin, VP of Investor Relations. Please go ahead. Chad Plotkin - NRG Yield, Inc. - VP, IR Thank you, Kate, and good morning and welcome to NRG Yield's full-year and fourth-quarter 2014 earnings call. This morning's call is being broadcast live over the phone and via webcast, which can be located on our website at www.nrgyield.com under presentations and webcasts. Because this call will be limited to only 30 minutes, we do ask that you limit yourself to only one question. As this is the earnings call for NRG Yield, any statements made on this call that may pertain to NRG Energy will be provided from NRG Yield's perspective. Please note that today's discussion may contain forward-looking statements, which are based on assumptions that we believe to be reasonable as of this date. Such statements are subject to risks and uncertainties that could cause actual results to differ materially. We urge everyone to review the Safe Harbor statement provided in today's presentation as well as the risk factors contained in our SEC filings. We undertake no obligation to update these statements as a result of future events, except as required by law. During this morning's call, we will refer to both GAAP and non-GAAP financial measures of the Company's operating and financial results. For information regarding our non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures, please refer to today's press release and this presentation. And with that, I'll now turn the call over to David Crane, NRG Yield's Chairman and Chief Executive Officer. David Crane - NRG Yield, Inc. - President, CEO, and Director Thank you, Chad. Good morning, everyone. Joining me on today's call and providing the majority of our prepared remarks is our Chief Financial Officer, Kirk Andrews. Additionally, Mauricio Gutierrez and Gaetan Frotte are available to answer your questions. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 Since I know many of you listened to the NRG Energy call that concluded a short time ago, our comments will be very brief. But since 2014 marks the first full year that NRG Yield operated as a public company, we did want to take this opportunity to reflect on what, in my opinion, at least, was a tremendously successful year. Additionally, and in case you did not listen to the NRG Energy call, I did want to note that NRG Yield is also experiencing a change in its investors relations capability, as Matt Orndorff is assuming the role of Managing Director of Investor Relations, replacing Chad Plotkin, who is assuming new responsibilities within the NRG group of companies. Let's turn to slide 4. Our financial results for the year at NRG Yield highlight one of the attributes investors should value most: predictability in our financial performance. A predictability which stems from the highly contracted nature of our portfolio. And in this regard, we delivered on both adjusted EBITDA and cash available for distribution. But more importantly than just achieving these results is our dividend growth. Last year, we increased our original target compound annual growth rate for dividend per share from 10% to 15% to 15% to 18% over the next 5 years. This growth trajectory was substantiated by our announcement just 10 days ago of an increase in our annualized dividend payment to $1.56 per share, which represents a 30% increase since our IPO and also by the strengthened and increased ROFO pipeline. While the predictability of NRG Yield's cash flows is strong as a result of the long-term offtake agreements on our assets, NRG Yield is by no means risk free. Yield's assets are contracted, but if the assets are not operated efficiently and effectively, then we don't get paid. The operational performance of NRG Yield's assets in 2014 was simply outstanding and I'd like to thank the highly professional men and women of NRG who achieve this exemplary level of annual performance. Beyond the operational performance of the existing assets, the value of NRG Yield has been validated throughout the year through the successful acquisition and integration of the first set of NRG ROFO asset as well as by the direct acquisition of the Alta Wind portfolio. Further, and to fund this growth, we demonstrated our credibility in accessing the capital markets through nearly $2 billion of new corporate level financings at NRG Yield. As we move forward and evaluate NRG Yield's growth prospects, we continue to see no shortage of opportunities. Of course, this begins with our strategic relationship with NRG Energy, who, by way of executing on new awards for long-term contracted conventional assets in California and by taking a leadership position in the fast growth residential solar business, offers us lines of sight into a vast array of new growth prospects. Additionally, and as you saw in our press release announcing our execution on two new smaller acquisitions, we continue to see opportunities in the third-party acquisition market. So to support this anticipated growth and as further described in our recently filed proxy statement, we are announcing today a proposed recapitalization of the Company. While Kirk will provide more details in his remarks, what I would ask is that you carefully consider our proposal, because your support will allow us to more efficiently and economically achieve our long-term growth prospects. Investor relations will be following up with you over the coming weeks on this topic. And without further comment, I will hand the floor to Kirk. Kirk Andrews - NRG Yield, Inc. - EVP, CFO, and Director Thank you, David, and good morning, everyone. Turning to slide 6 in the financial summary, NRG Yield is reporting fourth-quarter 2014 adjusted EBITDA of $114 million and $10 million in cash available for distribution. For the full year, NRG Yield delivered on its financial commitments, with adjusted EBITDA of $455 million and CAFD of $147 million. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 As previously announced, NRG Yield completed the drop-down transaction from NRG on January 2, 2015, for total cash consideration of $489 million. NRG Yield's pro forma liquidity following the January 2 drop-down was $336 million, which provides us with sufficient liquidity for opportunistic near-term smaller acquisitions, such as those just announced, Spring Canyon, and the fuel-cell investments. The issuance of the proposed Class C and D shares, which I will cover in more detail shortly, will further increase our flexibility to fund potential larger transactions to drive future growth. Pro forma for the latest drop-down in January of 2015, our corporate debt to corporate EBITDA ratio is 3.29 times, in line with our target ratio of 3.25 times. We continue to target this ratio to strike what we believe is the appropriate balance amongst optimize returns, managing financial risk, and ensuring consistent access to the capital markets. Turning to guidance for 2015 on slide 7. We are initiating first-quarter 2015 adjusted EBITDA of $125 million and CAFD of negative $10 million. The negative CAFD for the quarter results from the seasonal impact of conventional capacity payments and the timing of interest payments for the corporate level debt financing executed in 2014. As depicted on the graphs to the right, the first and fourth quarters of the year are the shoulders for CAFD, mainly due to the timing of capacity payments on our conventional assets in California during the summer months, solar resource seasonality, as well as the timing of interest and principal payments. Our payout ratio, strong liquidity, and diverse portfolio provides more than ample surplus cash for this predictable seasonality over the course of the year, ensuring adequate cash to fund our growing dividend. For 2015, we are reaffirming our previously announced adjusted EBITDA of $705 million and CAFD of $195 million. As noted, our CAFD guidance excludes the impact of interest on the revolver, as we temporarily used it to fund the recent drop-down transaction, but intend to repay it with the proceeds of a permanent capital raise during 2015. Turning to slide 8, I'd like to provide some additional detail on the proposed new classes of shares at NRG Yield. Since our initial public offering less than 2 years ago, NRG Yield has experienced robust and diverse growth in CAFD, fueled by both drop-downs from NRG and significant third-party acquisition. This growth has been enabled by our strategic relationship with NRG as well as our success in efficiently funding these transactions across the spectrum in the capital market, resulting in nearly $2 billion in new capital in just the last 12 months. Given the importance of maintaining the strong strategic partnership in support of NRG while continuing to access capital to fund growth, we've identified a plan which will allow us to more efficiently raise third-party equity without the need for additional investment by NRG. This plan, which requires the support of you, our shareholders, involves the creation of two new classes of low-vote NRG Yield stock, which will be issued through a recapitalization of NRG Yield's equity. Last night, we filed a preliminary proxy statement seeking the approval of a majority of our Class A stock in order to effect this recapitalization. Specifically, the recapitalization will take the form of a two-for-one stock split of both our Class A stock, which is held by the public, as well as the Class B stock, which is held by NRG, thereby doubling the total number of NRG Yield shares outstanding. The new low-vote shares will be issued in two distinct classes due to the two classes of stock currently held by NRG and the public shareholders. Each Class A share held by the public will receive one share of Class C stock with the same economic rights as the Class A stock and a 1/100th voting right. NRG, which holds approximately 42.7 million Class B shares, will receive an equal number of Class D shares, each with a 1/100th voting right. As NRG's economic interest is held exclusively through its direct interest in NRG Yield LLC, the new low-vote Class D shares to be issued to NRG will contain no economic rights. Immediately following the stock split, each shareholder will, through their combined ownership of the classes of stock, have the same economic voting rights -- and voting rights as they do today. Our existing Class A shares will continue to trade on the NYSE, as they do now. We intend to file a listing application following the stock split, so shareholders will be able to treat to Class D shares as they do with the Class A shares today. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 While NRG's economic ownership will be diluted through future issuances of Class D shares, the proposed plan would allow for approximately $21 billion of equity to be issued based on today's share price before NRG's voting interest would fall below 50%. Our independent directors carefully considered this proposal to create these new classes of stock in consultation with the committee's independent legal and financial advisors before reaching a decision and ultimately recommending the proposal to the NRG Yield Board for stockholder approval. In terms of next steps, we expect to file and distribute a definitive proxy statement on or about March 26. We have conditioned the proposal so it requires the approval of a majority of the Class A shareholders at our annual meeting on May 5 of this year. If approved, the Board will set a record date for the stock split shortly thereafter. For more detail on this proposal, you can find additional information in preliminary proxy statement as filed with the SEC. Importantly, given the enabling effects of the recapitalization on our future capital-raising activities to fuel growth through future acquisition, NRG has agreed to add additional assets to the right of first offer agreement, resulting in significant incremental adjusted EBITDA and cash available for distribution if such assets are offered for purchase by NRG Yield. This expanded ROFO pipeline, which I'll review in greater detail shortly, provides additional visibility into NRG Yield's long-term growth potential, which is so critical to ensure our continued success in delivering compelling total shareholder return. NRG supports the proposal as approved by the independent directors and we ask for your support as well in this important step as we look to build on the tremendous success we've achieved since our IPO. Turning to an update on NRG Yield's growth pipeline as a result of the proposed issuance of Class C and D shares, NRG and NRG Yield have agreed to expand the list of NRG ROFO assets to include the remaining contracted wind assets acquired from EME, the Carlsbad and Mandalay Gas PICO repowering projects, and up to $250 million of equity investment in portfolios of residential solar and our distributed generation asset. With the addition of these assets, we expect to extend the duration of our targeted dividend growth rate of 15% to 18%, which we will seek to further augment through additional potential drop-downs and third-party acquisition. Finally, turning to the residential solar partnership opportunity with NRG on slide 10, NRG Yield has been offered and our independent directors are currently reviewing the first portfolio of approximately 2,300 existing residential solar leases with an average tenor of 17 years. NRG Yield would invest cash in exchange for an ownership stake in the partnership, with the cash proceeds distributed to NRG. In return, NRG Yield will receive approximately 95% of the tax and cash distributions, until its minimum return is achieved, while retaining 5% of the economics after the lease period. This flexible structure, which provides NRG Yield a targeted return delivered by the majority of cash flows during the lease period with limited reliance on the post lease period, is replicable with future home solar leases as well as with future distributed generation portfolios. And with that, we would like to turn to Q&A. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) Matt Tucker, KeyBanc. Matt Tucker - KeyBanc Capital Markets - Analyst On the home solar opportunity, could you just discuss the expected timing there and when you might be able to provide expectations for CAFD or adjusted EBITDA? 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 David Crane - NRG Yield, Inc. - President, CEO, and Director Sure, Matt, good morning. As I indicated, both at NRG Yield -- at NRG's investor day in January as well as in my remarks this morning, the independent directors are currently evaluating that first portfolio of potential drop-downs. And we would expect, likely later in this quarter, to make an announcement along that end. Once we have arrived at an agreement for that drop-down, we would provide specifics around, obviously, the magnitude of the purchase price as well as the CAFD associated with that solar lease portfolio. Matt Tucker - KeyBanc Capital Markets - Analyst So we should expect to hear about that later this quarter? David Crane - NRG Yield, Inc. - President, CEO, and Director I would say towards the end of this quarter. That's probably a good time frame, yes. Matt Tucker - KeyBanc Capital Markets - Analyst Okay, thanks a lot. Operator Julien Dumoulin-Smith, UBS. Julien Dumoulin-Smith - UBS - Analyst So a quick follow-up to Matt's question. Can you elaborate a little bit on the leverage employed ultimately? Sort of the capital structure on the NRG home stuff at NRG Yield? Specifically, out of tax equity and conventional leverage, what the mix you're seeing is. And also just if you can elaborate how you think about that in the context of the 18-year life of these assets? Kirk Andrews - NRG Yield, Inc. - EVP, CFO, and Director Sure. The first thing I would say, Julien, is the portfolio that I alluded to that's being evaluated right now is a portfolio without tax equity, largely due to the fact that the leases in that portfolio were all cash grants rather than ITC. Obviously, the former, which requires or it is less necessary to monetize the ITCs, because you've basically got cash grants up front. For that portfolio in terms of leverage, given the fact that there is no tax equity for this first step, we would expect the cash available for distribution -- which, again, as I indicated earlier, we provide greater details once we have greater clarity around that as the evaluation process is completed with the independent directors. That CAFD basically is unlevered CAFD. And we look at that in much the same way as we do the CAFD for any other unlevered asset. It has -- it adds to the corporate EBITDA, those distributions. Obviously over time, as that CAFD grows, it builds leverage capacity. And so for that first step, one way to think about it is we'd inherit the opportunity to take advantage of that capacity as we move south of our 3.25 times leverage ratio and we could, if you will, back lever the portfolio at the corporate level. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 Moving forward, as we continue to evaluate potential drop-downs or offers of leases through this similar partnership structure, I think the one additional element that you would expect, given the fact that going forward, most of the leases in the portfolio, given the fact they'll have ITCs, we'd expect to use tax equity as a component of that partnership to monetize at least the tax attributes around that and then the residual cash flows would basically work the same way. They afford themselves the ability to back lever, etc. And while we may consider the possibility of project finance-type structures at the portfolio level, that would be something we would go towards on more of a securitization front as we build capacity in the portfolio. But I think for now in the near term, in terms of thinking about leverage, it's more likely to come in the form of additional corporate leverage capacity as we move forward. The last thing I'd say is in terms of duration on two fronts, both in terms of your question on the duration of the contracts, but most importantly, we are very mindful of managing that very important tax runway to ensure that we can preserve the efficiency within the structure. While we'll intend to use tax equity where appropriate to monetize the ITCs, I think that as a lever to manage the duration of that tax runway. Currently, we've got a 10-year tax holiday. We are very focused on managing that so our investors have confidence in the ability to work efficiently from a tax perspective. And the degree to which we needed to augment that pipeline certainly had the option of dropping down leases without tax equity, but we'd use tax equity to offset and manage that, if you will, as we move forward. Julien Dumoulin-Smith - UBS - Analyst Great. Thanks for the detail. Operator Angie Storozynski, Macquarie Capital. Angie Storozynski - Macquarie Research Equities - Analyst I'm not going to ask about M&A, I promise. David Crane - NRG Yield, Inc. - President, CEO, and Director No, Angie, I was waiting for it. Angie Storozynski - Macquarie Research Equities - Analyst No, not this time, at least. (laughter) So I have a bigger picture question. So clearly, looking at your stocks, I mean, the investors are concerned. And some of the questions that we are hearing are about a future drop-down from NRG, now that your economic interest will be falling. Can you assure us that this entire strategy, the adding of additional classes of shares, will eventually be the structuring and proved growth and distributions per share for NRG Yield? Meaning that I'm going to be benefiting from third-party acquisitions, but I'm also going to be getting drop-downs from NRG at multiples that are similar to the ones that I've seen recently, simply because as your stake drops, your incentive to drop these assets at attractive prices is somewhat reduced. So can you tell us that the distribution per-share growth for NRG Yield will be improved on the back of this new share structure? 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 David Crane - NRG Yield, Inc. - President, CEO, and Director Yes. Angie Storozynski - Macquarie Research Equities - Analyst Okay, that was simple. (laughter) David Crane - NRG Yield, Inc. - President, CEO, and Director Yes, Angie, I absolutely will give you our insurance that that is our intention. And Kirk will go into more detail about it. But yes. And I tried to say that I guess inelegantly on the previous call in terms of our commitment to keep NRG Yield at the top of the yield asset class, which to me is one of the biggest indicator that is the growth pipeline. And that, in our case, as we've thoroughly demonstrated in the year that we've been out there, that's a growth pipeline that is fed from two basic sources: from NRG and third party. And there's nothing about what we're planning here that is designed to do anything other than to enhance both of those streams of growth prospects. So I agree with you entirely, Angie. Thank you for asking us to clarify it and Kirk is going to pile on. Kirk Andrews - NRG Yield, Inc. - EVP, CFO, and Director The way I'd address that question, Angie -- first of all, I absolutely agree with the way David has characterized things. But specifically, I'd address that in two parts. First, in terms of the ROFO drop-downs, that being assets that are made available to NRG Yield by NRG. Whether you consider the prior structure before this proposal or after, the same truth holds. NRG Yield would acquire those assets at a value -- obviously negotiated as we've done in the past between NRG and NRG Yield. The only difference is prior to this increased flexibility in the structure, on the one hand prior to that, NRG Yield would have paid for those assets in two parts. One, it would be a proportion of cash. And then two, the extent to which it was necessary to maintain the ownership and governance structure, NRG would have received B units at the end of the day as part of the consideration. So at the end of the day, it would be at the same purchase price for a given drop-down. You'd have the same amount of incremental shares overall issued in connection with that drop-down. Moving forward, we'd simply expect that same negotiating dynamic to hold on the ROFO assets. It's just that NRG Yield issuance of equity would come in a different form. Likely to be the same number of shares; it would simply be -- those shares would be issued exclusively to the public and the proceeds of that would be paid to NRG as cash consideration. I think the more important distinction is, as an NRG Yield shareholder, is on the third-party acquisition. Because the distinction with third-party acquisitions, as we reach the inflection point of a 50% ownership on the part of NRG, the equity issuance required to fund the cash purchase of those third-party acquisitions would've otherwise required an investment by NRG in cash than NRG Yield. So thinking about it that way, that's governed by NRG's A, appetite to allocate capital in that direction, and B, the degree to which NRG has the capital to allocate in that magnitude. So if the growth is that great, you're no longer constrained by considering how much capital NRG has to fund that. It is simply reliant on the liquidity in the capital markets to do so. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 And that, I think, the main distinction in terms of to drive growth on a third-party acquisition unfettered by considerations about NRG's capital allocation. Angie Storozynski - Macquarie Research Equities - Analyst Perfect. Perfect. Look, I mean, I think it's -- I mean, these are fair concerns, from our perspective at least, because the economic interest of the parent over time will be dropping below 50%. And yet, your voting interest will stay at a majority level. So the concern which will arise is that what ties to all those future drop-downs happen. But if you can assure us that the growth will exceed the current expectations, then I think we're all set. Thank you. Operator Brian Chin, Bank of America Merrill Lynch. Brian Chin - BofA Merrill Lynch - Analyst Just a broader step back question on the industry. We've seen a lot of your peers on the YieldCo side talk up the international story little bit more. And some of the international utilities out there have been exploring ideas around doing an international YieldCo. David, obviously, you've had a history working in the international arena prior to NRG. I've always had the impression that, at least with regards to NRG Yield, you are more focused on the North American market. But just any thoughts around whether what's happening in the industry might prompt you to look internationally on the margin or whether you'd want to remain focused in the domestic market? David Crane - NRG Yield, Inc. - President, CEO, and Director You know, Brian, I'd tell you, we see so much opportunity in the domestic market right now. We are aware that the international market is out there, but it's so far away from anything that is currently on the horizon for NRG Yield. I don't think that I can recall in the couple years that we've been existing as NRG Yield with independent directors and all, I don't think we've even raised the question of international expansion because of the breadth and depth of our domestic opportunities. So I learned a long time ago, Brian, never say never. But it's certainly not -- I guess what I could tell you it's certainly not on the immediate horizon. And if we ever did go down that international path, whether or not the stuff that we did went into NRG Yield or was into some sort of yield vehicle that listed on the box one of Stock Exchange or something. It's just way premature. Brian Chin - BofA Merrill Lynch - Analyst That's great color. Thank you very much. David Crane - NRG Yield, Inc. - President, CEO, and Director Okay, thank you. So with that, I think we are done. We appreciate your interest in NRG Yield and we'll look forward to talking to you next quarter. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

Client Id: 80 Operator Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a good day. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2015, Thomson Reuters. All Rights Reserved. 5621680-2015-02-27T17:14:49.960 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 27, 2015 / 3:30PM, NYLD - Q4 2014 NRG Yield Inc Earnings Call

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for NRG Yield’s 2015 annual meeting of stockholders (“2015 Annual Meeting”). NRG Yield has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will file and make available to the stockholders of NRG Yield of record on March 17, 2015 a definitive proxy statement containing important information about the proposed creation of two new classes of stock (the “Proposal”) and certain other matters to be considered by the stockholders of NRG Yield at its 2015 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, NRG YIELD’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSAL AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2015 ANNUAL MEETING.

Investors are able to obtain the proxy statement and other relevant materials, when available, free of charge at the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by NRG Yield, including the proxy statement, and the Annual Report on Form 10-K for the year ended December 31, 2014, when available, will be available free of charge from NRG Yield on its website at http://www.nrgyield.com or by writing to the Corporate Secretary at NRG Yield, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

PARTICIPANTS IN THE SOLICITATION

NRG Yield and its directors, nominees, and executive officers may be deemed to be participants in the solicitation of proxies from NRG Yield’s stockholders with respect to the matters to be considered at the 2015 Annual Meeting, including the Proposal. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these persons will be described in the proxy statement to be filed with the SEC.